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                          [Quarles & Brady Letterhead]

                                                                     Exhibit 5.1

                                 March 25, 1996

F & M Bancorporation, Inc.
One Bank Avenue
Kaukauna, Wisconsin 54130

Gentlemen and Ladies:

         We are providing this opinion in connection with the Registration Statement of F & M Bancorporation, Inc. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance and sale by the Company of up to $7,000,000 in value of shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") under the F & M Bancorporation, Inc. Employees' Retirement and Savings Plan (the "Plan"). We have examined (i) the Registration Statement; (ii) the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

         2. The Shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No.
82-CV-0023).

         We call to your attention that two attorneys in our firm who have provided services with respect to the Registration Statement own an aggregate of 5,590 shares of Company Common Stock.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                      Very truly yours,

                                          /s/

                                      QUARLES & BRADY